Exhibit 10.46

March 8, 2005

Mr. John Paul Guinan, J.D.

     Re: Additional Compensation Arrangements

Dear John:

     I am pleased to advise You that in recognition and consideration of your service to the ProxyMed, Inc. (the “Company”) the Board of Directors of the Company has approved several amendments to your current compensation plan. This letter will confirm our agreement to amend your current Employment Agreement with the Company (“Agreement”), as discussed herein.

     1. Retention Bonus. In the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital stock of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring (a “Strategic Transaction”), You will be eligible to receive a lump sum bonus payment (“Retention Bonus”) from the Company in the amount of $100,000. This Retention Bonus will be due and payable in cash upon the closing of a definitive transaction (“Closing”), or in the case of a transaction involving a tender offer or other purchase or sale of stock, when control of 50% or more of the Company’s outstanding common stock is acquired by an entity other than a current stockholder. In order to qualify for the Retention Bonus, You must remain an active employee through the time of the Closing (other than termination of your employment by the Company Without Cause), and cooperate fully with the Company in the completion of the Strategic Transaction. You should expect that in almost all situations, this bonus will be fully taxable, and consult with your tax adviser for your situation. The Retention Bonus set forth in this paragraph is in lieu of and supersedes any prior arrangement between You and the Company with respect to a bonus payable upon a merger, reorganization or change of control of the Company or other Strategic Transaction, including the Merger/Buyout Bonus plan approved by the Compensation Committee of the Company on January 23, 2002 (the “Existing Bonus Plan”). All bonuses previously granted by the Company to You pursuant to the Existing Bonus Plan are hereby cancelled and terminated.

     2. Special Bonus. In respect of your personal efforts on behalf of the Company during fiscal year 2004, You will receive a one time bonus of $10,000. This bonus is in lieu of any other bonus for 2004 performance (other than any applicable sales commission plan) will be payable in the next regular pay cycle following the Company’s public release of earnings on March 16, 2005.

     3. Salary. Effective January 1, 2005, You will receive an increase in your base salary of $10,000. You will receive a lump sum payment in the next regular pay cycle to cover retroactive increased compensation for the period between the date of this letter and January 1, 2005.

     Kindly indicate Your agreement and acceptance of the terms of this bonus letter by executing below, and returning a fully executed copy of this letter to me at the address above.

Very truly yours, PROXYMED, INC.
/s/ David Edward Oles
David Edward Oles
Senior Vice President & Secretary

By signing below, You accept and agree as stated above:

/s/ John P. Guinan

cc: Kevin M. McNamara, CEO